Exhibit 1

Telefónica, S.A.
ANNUAL GENERAL SHAREHOLDERS’ MEETING
OF “TELEFÓNICA, S.A.” — 2009 —
PROPOSED RESOLUTIONS SUBMITTED BY THE BOARD OF DIRECTORS
TO THE SHAREHOLDERS FOR DECISION AT THE
GENERAL SHAREHOLDERS’ MEETING
June 22/23, 2009

Telefónica, S.A.
Proposal regarding Item I on the Agenda: Examination and approval, if applicable, of the Individual Annual Accounts, the Consolidated Financial Statements (Consolidated Annual Accounts) and the Management Report of Telefónica, S.A. and of its Consolidated Group of Companies, as well as of the proposed allocation of the profits/losses of Telefónica, S.A. and the Management of its Board of Directors, all with respect to Fiscal Year 2008.
A)
To approve the Individual Annual Accounts (Balance Sheet, Income Statement, Statement of Changes in Shareholders’ Equity, Cash Flow Statement and Notes), the Consolidated Financial Statements — Consolidated Annual Accounts- (Balance Sheet, Income Statement, Cash Flow Statement, Statement of Recognized Income and Expenses and Notes) and the Management Reports of Telefónica, S.A. and its Consolidated Group of Companies for Fiscal Year 2008 (ended on December 31, 2008), as finalized by the Company’s Board of Directors at its meeting of February 25, 2009, as well as the corporate management of the Board of Directors of Telefónica, S.A. during such Fiscal Year.

In the Individual Annual Accounts, the Balance Sheet as of December 31, 2008 discloses assets, liabilities and shareholders’ equity in the amount of 88,441 million euros each, and the Income Statement as of the end of the Fiscal Year shows a profit of 2,700 million euros.
In the Consolidated Financial Statements (Consolidated Annual Accounts), the Balance Sheet as of December 31, 2008 reflects assets, liabilities and shareholders’ equity in the amount of 99,896 million euros each, and the Income Statement as of the end of the Fiscal Year reports a profit of 7,592 million euros.
B)	To approve the following Proposal for the Allocation of the Profits and Losses of Telefónica, S.A. for Fiscal Year 2008:
To allocate the profits posted by Telefónica, S.A. in Fiscal Year 2008, in the amount of 2,699,944,655 euros, as follows:
•
2,295,821,876 euros to payment of an interim dividend (fixed gross amount of 0.5 euro per share on all 4,704,996,485 shares representing the Company’s share capital entitled to receive it). Such dividend was paid in full on November 12, 2008.

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Telefónica, S.A.
•	1,690,464 euros to funding a restricted reserve for Goodwill.

•	The balance of profits (402,432,315 euros) to a Discretionary Reserve.
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Telefónica, S.A.
Proposal regarding Item II on the Agenda: Compensation of shareholders: Distribution of a dividend to be charged to Unrestricted Reserves.
To approve a distribution of Unrestricted Reserves by means of payment to each of the existing and outstanding shares of the Company that are entitled to participate in such distribution on the payment date, of the fixed gross amount of 0.5 euro per share, to be charged to the aforementioned Unrestricted Reserves.
Payment will be made on November 11, 2009, through the Entities participating in the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. [Securities Registration, Clearing and Settlement Systems Management Company] (IBERCLEAR).
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Telefónica, S.A.
Proposal regarding Item III on the Agenda: Approval of an incentive Telefónica’s share purchase plan for employees of the Telefónica Group.
To approve an incentive share purchase plan (hereinafter, the “Plan"), aimed at employees, including executive personnel, as well as executive Directors of the Telefónica Group, in accordance with the following basic terms and conditions:
1.
Description of the Plan: For the purposes of aligning the interests of the employees of the Telefónica Group with those of its shareholders, the Plan is aimed at offering to employees, including executive personnel, and executive Directors of the Telefónica Group the possibility of acquiring shares of Telefónica, S.A. with the commitment from the latter to deliver free of charge to the recipients who sign up for the Plan a certain number of additional shares in Telefónica, S.A., provided that certain requirements are met.

2.
Recipients of the Plan: The recipients of the Plan will be the employees (including senior managers and other executive personnel) and executive Directors of the Telefónica Group who fulfill, from time to time, the seniority and other suitability requirements established for such purpose by Telefónica, S.A. to sign up for the Plan. The recipients who sign up for the Plan by fulfilling the formalities and requirements established from time to time for such purpose shall be referred to hereinafter as the “Participants".

3.
Term of the Plan: The Plan shall be for a minimum term of two years and a maximum of four years as from its implementation, an implementation which must be take place within a maximum period of one year from the date of this resolution. The Plan will have a period for acquiring the shares (the “Purchase Period”) with a term of one year and a period for holding the shares (the “Holding Period”) with a term of, at least, one year from the end of the Purchase Period.

4.
Acquisition procedure: The Participants will have the possibility of acquiring the shares of Telefónica, S.A. at their market value through an investment agreement (the “Investment Agreement") whereby the Participants will determine the part of their remuneration that they wish to allocate for such purpose during the Purchase Period.

The specific amount that may be allocated to the acquisition of shares of Telefónica, S.A. (the “Acquired Shares") by each Participant will be determined by the Board of Directors once the total amount that the
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Telefónica, S.A.
Participants as a whole wish to allocate to the acquisition of shares is known. In no case may the amount exceed €1,500 per Participant, and the Board of Directors will be able to set a lesser amount.
5.
Free-of-charge delivery of additional shares: The Participants will be entitled to the delivery free of charge of additional shares of Telefónica, S.A. (the “Additional Shares”) at the end of the Holding Period according to the number of shares acquired under the Plan and provided that the Acquired Shares are held to the end of such period. If all or part of the Acquired Shares are sold before the end of the Holding Period, the Participant will forfeit the right to the free-of-charge delivery of the Additional Shares corresponding to the Acquired Shares sold.

In addition, the Board of Directors will be able to resolve to approve the Participants’ entitlement to receive the dividends derived from the Additional Shares, or an equivalent remuneration, as from the acquisition of the Acquired Shares.
The Board of Directors will determine, at the beginning of the Purchase Period, the proportion of Additional Shares to be delivered at the end of the Holding Period for each Acquired Share. However, as a maximum, a Participant will receive one Additional Share for each Acquired Share.
For the Additional Shares to be delivered free of charge, the following requirements in particular must be met: (i) the Participant must remain in the Telefónica Group through to the end of the Holding Period, and (ii) the corresponding Acquired Shares must be held to the end of the Holding Period. The Board of Directors may establish such additional conditions as it sees fit.
6.
Maximum number of Additional Share to be delivered free of charge: The maximum number of Additional Shares to be delivered free of charge to the Participants under the Plan will be the result of dividing the amount allocated to the Plan by the price at which the shares acquired pursuant to the various Investment Agreements during the Holding Period have been purchased.

The amount allocated to the Plan will be determined by the Board of Directors, following a report from the Appointments, Compensation and Corporate Governance Committee, and will not exceed the amount of €60,000,000.
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Telefónica, S.A.
In any event, the total amount of Additional Shares for the entire Plan may never exceed 0,15% of the capital stock of Telefónica, S.A. as of the date of this resolution.
Of the total amount of Additional Shares under the Plan, the maximum number to be delivered to the executive Directors of Telefónica, S.A. will be 1,000 shares of Telefónica, S.A.
7.
Origin of the Additional Shares to be delivered free of charge: The Additional Shares to be delivered free of charge to the Participants may be, subject to the fulfillment of the legal requirements established for such purpose, (a) shares of Telefónica, S.A. held as treasury stock that have been acquired or that may be acquired by Telefónica, S.A. itself or by any company in its group; or (b) newly issued shares.

To grant authority to the Board of Directors, on the broadest terms, authority which may be delegated by the Board to the Executive Commission, the Appointments, Compensation and Corporate Governance Committee, the Executive Chairman of the Board of Directors, the Chief Operating Officer, or any other person expressly authorized by the Board for such purpose, for the execution of this resolution and for the implementation, when and how it sees fit, development, formalization, execution and settlement of the Plan, adopting such resolutions and signing such public or private documents as may be necessary or advisable to give full effect thereto, with authority to remedy, rectify, modify or supplement this resolution. And, in general, to adopt such resolutions and take such steps as may be necessary or merely advisable for the successful outcome of this resolution and of the implementation, execution and settlement of the Plan, including, merely for illustration purposes, and always within the frame of the terms and conditions provided in this resolution, the following authority:
(a)	To implement and execute the Plan when it considers it advisable and in the specific manner that it considers appropriate.

(b)
To develop and establish the specific conditions of the Plan in all matters not provided for in this resolution, including, by way of example and without limitation, the terms and conditions of the Investment Agreements, the possibility of establishing cases of early settlement of the Plan as well as establishing, inter alia, the dates of acquisition of the shares during the Purchase Period, the term of the Holding Period and the date of delivery of the Additional Shares.

(c)
If the legal regime applicable to some of the Participants or to certain companies of the Telefónica Group so requires or advises or it were necessary for legal, regulatory, operational or other similar reasons, to

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Telefónica, S.A.
adopt the basic conditions indicated, on a general or a specific basis, including, by way of example and without limitation, adapting the mechanisms for delivering the shares, without altering the maximum number of shares linked to the Plan, providing for and executing the total or partial settlement of the Plan in cash, without the physical delivery of shares, establishing different durations of the Holding Period for different categories of Participants, adapting the period for delivering the Additional Shares as well as establishing the procedure for paying the remuneration equivalent to the economic rights of the Additional Shares.
(d)
To decide not to execute or to render void the Plan, at any time prior to the date of commencement of the Purchase Period, as well as to exclude certain groups of potential Participants or companies of the Telefónica Group where the circumstances so advise.

(e)
To draft, sign and submit such notices and supplementary documentation as may be necessary or advisable to any public or private body for the purposes of the implementation, execution or settlement of the Plan, including, where necessary, the appropriate prior notices and prospectuses.

(f)
To carry out any step, declaration or formality in dealings with any body or entity or public or private registry, to obtain any authorization or clearance necessary to implement, execute or settle the Plan and the delivery free of charge of the shares of Telefónica, S.A.

(g)
To negotiate, agree and sign all such agreements of any kind with the financial or other entities it freely designates, on the terms and conditions it deems fit, as may be necessary or advisable for the proper implementation, execution or settlement of the Plan, including, where necessary or advisable due to the legal regime applicable to certain Participants or to certain companies of the Telefónica Group or if it were necessary or advisable for legal, regulatory, operational or other similar reasons, the establishment of any legal mechanism (including trusts or other similar mechanisms) or the securing of agreements with any type of entity for the deposit, safekeeping, holding and/or administration of the Additional Shares and/or their subsequent delivery to the Participants within the context of the Plan.

(h)	To draft and publish such notices as may be necessary or advisable.

(i)	To draft, sign, execute and, if appropriate, certify, any type of document relating to the Plan.
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Telefónica, S.A.
(j)
And, in general, to take such steps, adopt such decisions and execute such documents as may be necessary or merely advisable for the validity, effectiveness, implementation, development, execution, settlement and successful outcome of the Plan and of the resolutions adopted above.

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Telefónica, S.A.
Proposal regarding Item IV on the Agenda: Authorization for the acquisition of the Company’s own shares, directly or through Companies of the Group.
A)
To authorize, pursuant to the provisions of Section 75 et seq. and the first additional provision, paragraph 2, of the Spanish Companies Law [Ley de Sociedades Anónimas], the derivative acquisition by Telefónica, S.A. — either directly or through any of the subsidiaries of which it is the controlling company- at any time and as many times as it deems appropriate, of its own fully-paid in shares through purchase and sale, exchange or any other legal transaction.

The minimum price or consideration for the acquisition shall be equal to the par value of the shares of its own stock acquired, and the maximum acquisition price or consideration for the acquisition shall be equal to the listing price of the shares of its own stock acquired by the Company on an official secondary market at the time of the acquisition.
Such authorization is granted for a period of 18 months as from the date of this General Shareholders’ Meeting and is expressly subject to the limitation that the par value of the Company’s own shares acquired pursuant to this authorization added to those already held by Telefónica, S.A. and any of its controlled subsidiaries shall at no time exceed the maximum amount permitted by the Law at any time, and the limitations on the acquisition of the Company’s own shares established by the regulatory Authorities of the market on which the shares of Telefónica, S.A. are traded shall also be observed.
It is expressly stated for the record that the authorization granted to acquire shares of its own stock may be used in whole or in part to acquire shares of Telefónica, S.A. that it must deliver or transfer to directors or employees of the Company or of companies of its Group, directly or as a result of the exercise by them of option rights, all within the framework of duly approved compensation systems referencing the listing price of the Company’s shares.
B)
To authorize the Board of Directors, as broadly as possible, to exercise the authorization granted by this resolution and to implement the other provisions contained therein; such powers may be delegated by the Board of Directors to the Executive Commission, the Executive Chairman of the

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Telefónica, S.A.
Board of Directors, the Chief Operating Officer or any other person expressly authorized by the Board of Directors for such purpose.
C)
To deprive of effect, to the extent of the unused amount, the authorization granted under Item III on the Agenda by the shareholders at the Ordinary General Shareholders Meeting of the Company on April 22, 2008.

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Telefónica, S.A.
Proposal regarding Item V on the Agenda: Reduction of the share capital through the cancellation of shares of the Company’s own stock, excluding creditors’ right to object, and amendment of the article of the By-Laws relating to the share capital.
A)
To reduce the share capital of the Company by the amount of 141,000,000 euros, by means of the cancellation of 141,000,000 shares of the Company’s treasury stock, which were previously acquired in reliance on the authorization previously granted by the shareholders at the General Shareholders’ Meeting, within the limits established in Sections 75 et seq. and in additional provision 1, paragraph 2, of the Spanish Companies Law. Accordingly, Article 5 of the By-Laws regarding the amount of the share capital is hereby amended and shall henceforth read as follows:

“Article 5.- Share capital
1.	The share capital is 4,563,996,485 euros, divided into 4,563,996,485 common shares of a single series, with a par value of one euro each, fully paid in.

2.
The shareholders at the General Shareholders’ Meeting may, complying with the requirements and within the limits legally established for such purpose, delegate to the Board of Directors the power to increase the share capital.”

The reduction of the share capital is made with a charge to discretionary reserves, cancelling the corresponding amount of the restricted reserve mentioned in Section 79.3 of the Spanish Companies Law, and funding a reserve due to capital reduction in the amount of 141,000,000 euros (an amount equal to the par value of the cancelled shares) which may only be used complying with the same requirements as those established for the reduction of the share capital, pursuant to the provisions of item 3 of Section 167 of the Spanish Companies Law. Accordingly, as provided therein, the creditors of the Company shall not have the right to object mentioned in Section 166 of the Spanish Companies Law in connection with the capital reduction resolved to be made.
The reduction does not involve a return of contributions, since the Company itself is the owner of the cancelled shares. The purpose of the reduction is thus to cancel the shares of treasury stock.
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Telefónica, S.A.
B)
To authorize the Board of Directors, within one year from the date of adoption of this resolution, to determine the other matters that have not been expressly established in this resolution or that are a result hereof, and to adopt the resolutions, take the actions and execute the public or private documents that may be necessary or appropriate for the full implementation of this resolution including, without limitation, the publication of the legally required notices, the making of the appropriate applications and the giving of the appropriate notices required to delist the cancelled shares; such powers may be delegated by the Board of Directors to the Executive Commission, the Executive Chairman of the Board of Directors, the Chief Operating Officer or to any other person expressly authorized by the Board of Directors for such purpose.

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Telefónica, S.A.
Proposal regarding Item VI on the Agenda: Re-election of the Auditor for Fiscal Year 2009.
In accordance with the proposal made by the Audit and Control Committee, the Board of Directors submits the following resolution to the shareholders at the General Shareholders’ Meeting for approval:
To reelect as Auditor of Telefónica, S.A. and its Consolidated Group of Companies for fiscal year 2009 of the firm Ernst & Young, S.L. with registered office in Madrid, at Plaza Pablo Ruiz Picasso, 1, and Tax Identification Code [C.I.F.] B-78970506.
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Telefónica, S.A.
Proposal regarding Item VII on the Agenda: Delegation of powers to formalize, interpret, correct and implement the resolutions adopted by the General Shareholders’ Meeting.
To authorize the Executive Chairman of the Board of Directors, the Chief Operating Officer, the Secretary of the Board of Directors and the Assistant Secretary of the Board of Directors, jointly and severally, without prejudice to any powers delegated in the foregoing resolutions and to any powers granted to convert resolutions into a public instrument, in order for any of them to formalize and implement the preceding resolutions, with authority to execute all such public or private documents as may be necessary or appropriate (including documents designed to interpret, clarify, elaborate, supplement, correct errors and cure defects) for the more accurate implementation thereof and for registration thereof, to the extent mandatory, with the Commercial Registry or any other Public Registry, as well as to deposit the financial statements of the company.
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